Date: April 24, 2001

         This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (i) statements about the benefits of the merger between Wachovia Corporation and First Union Corporation, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger; (ii) statements with respect to First Union's and Wachovia's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets" and similar expressions. These statements are based upon the current beliefs and expectations of Wachovia's and First Union's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

         The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the businesses of Wachovia and First Union will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the ability to obtain governmental approvals of the merger on the proposed terms and schedule; (6) the failure of Wachovia's and First Union's stockholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets, brokerage and asset management activities. Additional factors that could cause Wachovia's and First Union's results to differ materially from those described in the forward-looking statements can be found in Wachovia's and First Union's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Wachovia or First Union or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia and First Union do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

         The proposed transaction will be submitted to Wachovia's and First Union's stockholders for their consideration, and Wachovia and First Union will file a registration statement, a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Stockholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Wachovia and First Union, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Wachovia, Investor Relations, Marsha Smunt (336-732-5788) or to First Union, Investor Relations, One First Union Center, Charlotte, North Carolina 28288-0206 (704-374-6782).

         Wachovia and First Union, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Wachovia and First Union in connection with the merger. Information about the directors and executive officers of Wachovia and their ownership of Wachovia common stock is set forth in the proxy statement, dated March 19, 2001, for Wachovia's 2001 annual meeting of stockholders, as filed with the SEC on a Schedule 14A. Information about the directors and executive officers of First Union and their ownership of First Union common stock is set forth in the proxy statement, dated March 13, 2001, for First Union's 2001 annual meeting of stockholders, as filed with the SEC on a Schedule 14A. Additional information regarding the interests of those participants may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

Wachovia News

A publication for Wachovia employees and retirees

[photo of Bud Baker appears here]

Bud Baker, chairman and
chief executive officer

Bud Baker discusses the proposed merger with First Union and how the new organization will be positioned for success.


April 2001

Inside This Issue

Quarterly Earnings pg.2
[photo of chart appears here]

Wachovia Announces First Quarter Results
For the first quarter of 2001, Wachovia reported operating earnings of $1.22 per diluted share.

Merge Ahead pg.2
[photo of Merge sign appears here]

Questions and Answers About Merger
Find answers to frequently asked questions about the proposed merger between First Union and Wachovia.

pg.4 [photo of financial center interior appears here]

WorldCom Site of First Financial Center
Wachovia At Work has opened its first financial center inside the WorldCom operations center in Northern Virginia.

pg.4 [Carowinds logo appears here]

Save $21 on Admission to Carowinds
Tickets will be sold in May at 12 locations throughout the Carolinas. Tickets also can be ordered by phone.

[WNFO logo appears here]

See Wachovia's intranet for more detail on articles with WNFO logo.


                       Proposed Merger of First Union and
                        Wachovia to Create Premier East
                        Coast Financial Services Company


On Monday, April 16, First Union and Wachovia announced a definitive agreement for a merger of equals. The combined company, which will be known as Wachovia Corporation, will offer customers an unprecedented array of corporate banking, retail banking, asset and wealth management, capital markets and securities brokerage services and products. With total assets of $324 billion and market capitalization of $45 billion, the company will be the largest financial holding company in its Southeast/East Coast region and the fourth largest nationwide.

    The new company will be headquartered in Charlotte, and Winston-Salem will become the regional headquarters for North and South Carolina. Ken Thompson, president, chairman and chief executive of First Union, will serve as president and chief executive of the new organization. Bud Baker, chairman and chief executive of Wachovia, will become chairman of the new company.
    Baker said that the deal did not develop overnight but came into focus over time as the two chief executives developed deeper relationships and began discussing their companies' similarities in strategic direction.
    "Ken Thompson and I have talked to each other from time to time about the economy, the environment and corporate strategy," Baker said. "I understood what he was trying to do at First Union and saw that it was in line with Wachovia's strategic objectives. We began to recognize that we could bring our two companies together in a meaningful way."
    Terms of the agreement call for common stockholders of Wachovia to receive two shares of common stock of First Union in exchange for each share of Wachovia common stock. In addition, Wachovia's board is expected to approve a special 48 cents per common share dividend prior to closing in the third quarter. Baker explained that the deal was not based on a high premium because both sides approached the transaction as a merger of equals, not an acquisition.
    "We did not go into this looking for short-term benefit," Baker said. "This proposed merger offers long-term value for shareholders. Wachovia is not and has never been for sale. If I had recommended that we sell the company, I would have asked for a whopping price. There was no compelling performance issue that would have forced us to sell or merge with another company. We could have continued to prosper as an independent company with projected strong growth over the next five years. Others dream of an opportunity like this and never get a chance to make it happen. This is a new type of deal for the financial services industry. We will create a new model for the supperregional financial services company by blending together the best from both companies to take advantage of our combined strengths."
    Thompson said that the new company will be able to deliver greater value to employees, customers and shareholders than either company could have offered independently.
    "Successful mergers today are about satisfied customers and energized employees," he said. "Throughout this transition, customers will remain our top priority. Our customers will benefit from enhanced products and services and the best employee talent in the industry. Our unwavering commitment to teamwork and quality will help ensure a seamless transition for all customers."
    The combined company will have leading market share in numerous high-growth markets, with an extensive product offering - the No. 1 retail bank in the East, No. 1 in small business banking, a leading national brokerage and fund manager, an investment bank focused on growth companies and a well-positioned corporate bank. The new Wachovia will have total deposits of $183 billion, assets under management of $222 billion and mutual fund assets of $96 billion. The company's 19 million customers (3.1 million of them online) will be served by 90,000 total employees, 2,900 banking branches, 5,100 ATMs and nearly 600 brokerage offices staffed by 8,300 registered representatives.
    Baker said that the new company will create exciting new opportunities, but he added that such opportunities come with change that often requires a period of adjustment.
    "I have thought long and hard about how this transaction will affect the lives of so many people, our communities and our history," he said. "At times, when I reflect on the significance of Wachovia's unique heritage, I am saddened by the fact that charting a new course requires some things to be left behind. First Union also is adapting to change. Ken and his people have a great deal of pride in the First Union name. It will not be easy to let it go. As we move forward, we must find our reassurance in the shared vision of a new and stronger company - a company that will create its own standard of excellence and a history worth recording." WN



Why Was Proposed Merger in News
Before Employees Were Notified?

    On Sunday, April 15, at about 11:30 p.m., The Wall Street Journal cited unnamed sources in an article on its Web site that broke the story about Wachovia's proposed merger with First Union.
    Soon afterward, other news organizations, referencing The Wall Street Journal article, began reporting the news. Many employees woke to learn about Wachovia's merger with First Union from reports in the newspaper, on the radio and on television.
    However, the press release announcing the proposed merger was not distributed until Monday morning - the same time communications with employees were to be distributed.
    "We do not know how The Wall Street Journal found out about the merger," said Ed Hutchins, Media Relations manager for Wachovia. "It was an unfortunate circumstance. Bud Baker was emphatic that employees deserved to hear the news from Wachovia first."
    Wachovia and First Union had developed an extensive communication plan to ensure that employees would hear about the announcement internally first.
    The plan took advantage of every communication channel available to Wachovia
- meetings with managers to be followed by meetings with employees, voice mail, e-mail, WNFO~and wachovia.com - to disseminate the information.
    "We understood the impact this news would have on employees if they first heard it on their way to work," said Greer Cawood, manager of Corporate Communications. "Wachovia has a deep respect for its employees. Our communication plan was developed with a very deliberate and thorough approach, and staff worked through the night to prepare the communication materials. It was disappointing to see the announcement appear in the news before employees arrived to work." WN

[box for label appears here]

Quarterly Earnings [photo of chart appears here]

Wachovia Announces First Quarter Results

    Wachovia's first quarter operating earnings were $1.22 per diluted share compared with $1.30 per diluted share a year earlier. Operating net income, which excludes nonrecurring charges, was $252.5 million compared with $264.5 million for the first quarter of 2000. Revenues rose from the first quarter of 2000 despite the slowing economy. Expenses remained substantially unchanged from a year ago and were down excluding acquisitions. Nonperforming loans declined 18 percent during the period.

Earnings Highlights
o Reported net income was $242.1 million or $1.17 per diluted share for the first quarter compared with $244.7 million or $1.20 per diluted share a year ago. Included in first quarter 2001 reported pretax earnings were $13.2 million for the final restructuring charge associated with Wachovia's resource realignment project. First quarter 2000 reported pretax earnings included $28.2 million in nonrecurring charges.

o Total revenues, excluding securities gains, rose $30.5 million from the first quarter of 2000 and were up $24.8 million from the fourth quarter. The net yield on interest earning assets was 3.93 percent as compared with 4.20 percent in the first quarter of 2000 and 3.94 percent in the fourth quarter. Net interest income was up from both periods of 2000 despite the decline in the net yield. Average loans rose $5.1 billion or 10.1 percent from the first quarter of 2000, with good growth in commercial and residential real estate and in other retail loans. Growth occurred in most categories of other operating revenue except investment fees, due to softer market conditions and credit card income.

A Message From Chief Executive Bud Baker

[photo of Bud Baker appears here]

    This was a steady quarter of performance for Wachovia. Although the economic slowdown continues, several measures of performance improved, including important progress on credit issues. The 18 percent decrease in nonperforming loans reflects aggressive steps taken to manage credit risk.
    Results for the quarter were similar to expectations communicated during our Analyst and Institutional Investor Conference last month.
    Expense control initiatives have been successful and will have ongoing benefit to future earnings. Looking forward, we are excited about opportunities available through the proposed merger with First Union.

Performance Benchmarks
Excludes nonrecurring charges.
                                                       1Q '01         1Q '00
Operating Earnings Per Share*
Profit for every share of Wachovia common stock         $1.22           $1.30

Return on Assets**
Profit as a percentage of assets                        1.37%           1.56%

Return on Equity**
Profit as a percentage of our shareholders' investment  15.69%          18.60%

Net Interest Income
Net income from loans and securities                    $630MM          $619MM

Other Operating Revenue
Revenue generated from fees                             $492MM          $471MM

Total Other Expense
Personnel, advertising, buildings, equipment,           $619MM          $610MM
office supplies, telephones, etc.

Overhead Ratio
Percentage spent of every dollar of revenue generated   54.74%          55.46%

*Per diluted share      **Annualized   MM=Million

OPERATING EARNINGS PER SHARE
[Bar chart appears here with following plot points]

           1Q01            1Q00
           ----            ----
          $1.22           $1.30

Net income per diluted share decreased by 6.2 percent for the first quarter of 2001 from operating earnings of $1.30 per diluted share a year earlier.

WACHOVIA STOCK PRICE
Closing price
Mar. '00 - Mar '01
[Line chart appears here with following plot points]

M        $67.56
A        $62.69
M        $69.13
J        $54.25
J           $55
A        $57.33
S        $56.69
O           $54
N        $50.06
D        $58.13
J        $67.95
F        $63.14
M        $60.25

Wachovia's common stock closed the first quarter at $60.25. The high for the quarter was $68.19 and the low was $56.11.

OVERHEAD RATIO
[Mountain chart appears here with following plot points]

    1999
    ----
1Q       51.70%
2Q       55.50%
3Q          54%
4Q       55.20%
    2000
    ----
1Q       55.50%
2Q       55.60%
3Q       52.50%
4Q          53%
    2001
    ----
1Q       54.70%

For the first quarter of 2001, Wachovia spent 55 cents to generate every dollar of revenue.

RSPSP GOAL
[Bar chart appears here with following plot points]

EPS 2001                     $1.22
RSPSP Goal for 2001          $5.23

For 2001, net income per diluted share must reach $5.23 for employees to receive a full dollar-for-dollar match to their RSPSP contributions.

Merge Ahead
[photo of Merge sign appears here]

Questions and Answers About Proposed Merger Between Wachovia, First Union

    This document is intended only to provide answers to some of the frequently asked questions employees may have in an easy-to-understand format. It is not intended to provide full descriptions of benefits plans or programs, terms of eligibility, plan restrictions or employment policies. Since the questions and answers are intended for all employees nationwide, some might not be applicable to you.

Will I have a job in the new organization?
    The initial comparison of each organization's structure, technology platforms, internal support systems, etc. is just beginning. This analysis will not be completed for several months. Once final decisions are made regarding the staffing necessary for the combined organization, employees will be notified of the new company structure and timeline for conversion. A team from both companies will work together to build the new team for the new company.

In light of the hiring freeze, what happens to current open positions?
    We are currently evaluating all positions to identify critical positions to be filled in this interim period, particularly those that provide service to customers or directly generate revenue. We will define those positions as soon as possible. Once a decision is final, managers and employees will receive further communications.

I just posted for a job. Is my posting going to be on hold?
    We are currently evaluating all positions to identify critical positions, particularly those that provide service to customers. We will define those positions as soon as possible. Once a decision is made, employees will receive further communication.

If I have received an offer for a new job but haven't reached my start date, is the job still open?
    All offers that have been extended and accepted will be honored.

How will my benefits coverage change?
    Employees will be covered under their respective organization's benefit plans until the transaction is consummated. A thorough review process is in progress. When the review is completed, a timeline will be developed as to when any changes will occur. Any changes will be communicated.

What happens to my outstanding health insurance claims?
    Until a review process has been completed and further decisions are made regarding the combined organization's benefit plan, all medical claims will be processed as normal. When decisions are completed, further information will be distributed to all employees.

Is an employee eligible for Short-term Medical Leave after the announcement?
    Until a review process has been completed and further decisions are made regarding the combined organization's benefit plan, an employee is eligible for an approved STML as per their current plan.

How does this impact my reimbursements for Flexible Spending Accounts?
    Until a review process has been completed and further decisions are made regarding the combined organization's benefit plan, all reimbursements will be processed as normal. Once decisions are completed, further information will be distributed to all employees.

How will I get my paycheck on payday?
    Your check will be sent as normal.

What is the severance package?
    Wachovia's policy for the amount of severance pay and eligibility definitions will be used for employees from both companies who are displaced as part of the integration process. The process for administering severance is still being reviewed. As the review is finalized, further communications will be made.

If I am displaced, what outplacement support will be offered?
    The initial comparison of each organization's structure, technology platforms, internal support systems, etc. (due diligence phase) has just been completed. Once final decisions are made regarding the staffing necessary for the combined organizations, employees will be notified of the selection process and timeline. At that time, employees will receive information about outplacement support.

What happens to my Retirement Savings and Profit-Sharing Plan account?
    A review process has begun. Transition teams from both organizations are reviewing all benefit plans including the 401(k) plan. As that review is completed, a timeline will be developed as to when any changes will occur and further communications will be distributed.

Can an employee receive an annual performance review or a merit increase?
    Yes, the performance appraisal and merit review process will continue as normal until further decisions are made and communicated.

How will tuition reimbursement be handled for regular college classes toward degrees, for those in certification classes and/or for those in series license classes?
    Decisions regarding tuition reimbursement have not been finalized. Until those decisions are finalized, the process will be handled as it is today.

Does my eligibility to use ComPsych's services and resources end with this announcement?
    You may continue to use ComPsych's services and resources. Currently a review process is under way. Transition teams from both organizations are reviewing all benefit plans including benefit offerings like these programs.
As that review is completed, a timeline will be developed as to when any changes would occur and further communications will be distributed. WN


Additional Questions and Answers will be posted on WNFO.
If you have questions, please submit them through WNFO Feedback or ask your Human Resources officer.

Direct Line

with Chief Executive
L.M. "Bud" Baker

         On the proposed merger between
         Wachovia and First Union

[photos of Bud Baker and a finger pushing a telephone button appear here]

WN: Why did Wachovia decide to merge with First Union?
    LMB: I have long admired First Union, and I have maintained a close working relationship with the executives there. The former chairman of First Union, Ed Crutchfield, was a very close personal friend of mine and remains so today. Over the years, we have had many opportunities to talk together about items of mutual interest, including the business conditions in our industry, the economy, our two companies and trout fishing. I have come to know and admire the new chief executive, Ken Thompson, in recent months, since he has taken his new job. I have always admired the great organization that was put together and the incredible franchise of customers developed, particularly across the Southeast and in the middle Atlantic states. It has always been striking to me that the same strategic values that seem to exist at Wachovia are also in place at First Union. In truth, if you place our two strategic plans on a table and line them up together, it almost looks as if they were drafted to fit one company. Today I believe they are, and that is the new Wachovia.

WN: How is this a merger of equals when First Union is three times larger than Wachovia?
    LMB: This will be a very interesting situation, and I think in some ways it will be viewed on the outside as something of a unique animal. The typical definition of a merger of equals is two companies of approximate size that come together to form a new company. In this case, we do have a disparity in that First Union inherently is larger by some measure than Wachovia. In our discussions, we did not feel hindered by this. We did not feel that it would represent an insurmountable obstacle, and there were assurances on both sides that we would do our very best to go through our organizations, find the best way to do things, find the best people to serve and adopt those principles in everything we do as we move forward. As we line up our various strengths and attributes, we see a range of contributions being made from each side. We pledged to bring together the best in these two companies, and I believe that we will overcome the disadvantages that could be caused by the fact that we are of disparate sizes. My fervent hope is that in a couple years from now we will think only remotely of the old First Union and the old Wachovia.

WN: You have stated that "bigger is not better." Is this merger about the need to be larger to survive?
    LMB: I have often spoken out against very large corporations because they have a tendency, due to their bulk, size and need to process customers, to become isolated from the fundamental concept of service to the customer. I believe that it is entirely possible for a large company to fall into the trap of saying, "We have to process all customers the same way or they will not be profitable for us." The trap comes in losing touch with customers and not remembering that it is they to whom we must show fundamental value because they have many options today. The challenge for us now is to remember who is important in this equation - the customer. We must show to the customer that we are going to bring them extraordinary value. If we are able to execute, our size will be a real strength, where it has been a hindrance to many others.

WN: How were the decisions for the name of the new company and location of the headquarters made?
    LMB: These decisions are complex, and they are decisions best arrived at after long periods of contemplation and discussion. In the first discussion that Ken Thompson and I ever had where we even remotely contemplated the possibility that our companies could come together in a way that would be meaningful, we made a pledge to each other that we would be absolutely honest in our assessment of our organizations and the ideas that were most important to us. That was true in our discussions about the name and about the headquarters. There is a certain balance that must be reached when we strive to put a new organization together. The Wachovia name was extremely important to us. While our heritage is very deep in the Winston-Salem community, we understood the need to gravitate the headquarters toward an area where the bulk of our management people and our overall operations would be. We also recognized the importance to the Charlotte community of the headquarters location. There is a certain amount of negotiation that goes on, and as we thought about the new company carrying forward a new banner, having a good base from which to operate, this seemed to be an appropriate decision.

WN: How does this merger affect Wachovia's recently announced corporate strategy?
    LMB: Remarkably, I believe the merger will coincide very nicely with the corporate strategy that we adopted last fall and announced to the investment community in March. I have read the public information on First Union's corporate strategy. Essentially, the documents are rather striking in their approach to customers and the strategic view of what will be important to customers in the future. In a nutshell, we will have an extremely formidable corporate and capital markets capability. We will have a very large and dense, in the sense of market share, retail bank. We will have the opportunity, because both organizations have a wonderful start in this area, to build what I believe will be the absolutely premier wealth management business in the country. Essentially, our strategies will go together very well, and my guess is that we will not have to spend very much time talking about what we would like to do in the future. I think our real task will be to think about how can we put the very best people in key positions so that we can execute in an exceptional manner.

WN: How were decisions reached about the new executive team?
    LMB: Ken Thompson and I have spent quite some time together, and it's important for you to know that the time we spent together was very productive for both of us. We spent a good bit of time thinking about the fundamentals necessary for the future. What does the future look like? What will be required? A lot of time was spent on the strategic vision of the future, what we think will be necessary to gain success. We also spent some time looking at the individual senior officers in each of our companies and trying to determine where their strengths might lie in a combined organization. We were very careful and methodical in this work with the knowledge that we did have to come forward with an overall organization that could, upon consummation of the merger, take control of the company and guide it forward in an exceptional manner. In terms of looking at the background, individual strengths and professional qualifications of key managers, we tried to place them where we thought they could have the most impact for the new Wachovia. I believe we were successful and, rather inadvertently I may add, we came up with a nicely balanced organization chart that tends to reflect the great management strength of both companies.

WN: What are your thoughts on First Union CEO Ken Thompson?
    LMB: Ken Thompson is someone I have known for several years. We actually served together on an academic board, and I was aware of his good work in First Union before he became chief executive. He and I have come to know each other much better in recent months, and we have had a number of opportunities to sit together and talk about the economy and the nature of our business, particularly as it relates to the probability of success with corporate strategy in the future. Ken is a bright, well-informed, professional banker with long experience in the business. He has excelled in many different positions within First Union and has a great reservoir of experience to draw upon. He also is someone, in my opinion, who has unshakable integrity, high moral values and a very good vision of the future. It is interesting that when Ken and I talk together about the kind of ideals to which we should subscribe in the future, we find that we are on very common ground.

WN: Describe the new Wachovia as you envision it.
    LMB: The new Wachovia has the potential to be a superior company and an industry leader in almost every line of business and every capability that it offers in the marketplace. It will be very difficult to find another financial services company in America as well positioned in a vibrant and growing economic environment as we will be. We will be a leading financial service company in meeting the needs of our commercial and corporate customers. We will be an absolute leader in meeting the needs of wealthy and affluent customers through our asset management and brokerage operations. And we will have a stunning array of banking offices, products and services for consumers who choose to be a part of the new Wachovia. This is an incredible position to be in, and I will tell you without reservation that it is something I have dreamed about for some time. I have long admired the very handsome franchise that Ken and others of the First Union management team were able to pull together, just as I have admired Wachovia's steadfast tradition of excellence and our tradition of working together in a relationship manner to serve the needs of our customers. All of this comes together very nicely to describe a company that with a lot of hard work, a lot of effort and some imagination can become the most outstanding financial service company in America. WN

                           "... if you place our two
                           strategic  plans on a
                           table and line them up
                           together, it almost looks
                           as if they were drafted
                           to fit one company.
                           Today I believe they are,
                           and that is the new
                           Wachovia."

    Merger At-A-Glance

    Merge Ahead
    [photo of Merge sign appears here]

    The Combined Organization

    Management:
    o Bud Baker, chief executive of Wachovia, will serve as chairman
    o Ken Thompson, chief executive of First Union, will serve as president and chief executive
    o The combined board of directors will be comprised of nine from First Union and nine from Wachovia
    o Assets: $324 billion (excluding cards, at period end 3/31/01)
    o Deposits: $182.9 billion (domestic deposits at 3/31/01)
    o Branches: 2,900 bank branches
    o ATMs: 5,100 (at 12/31/00)
    o Customers: 18.8 million (at 12/31/00)
    o Employees: 90,296 (anticipated to be reduced by 7,000)
    o Full-service Brokerage Offices: 592


    National Ranking:
    o No. 4 among U.S. banking companies, by assets
    o No. 1 in deposit share on the East Coast and No. 2 nationally
    o No. 1 in cash management
    o No. 2 bank-owned broker/dealer network
    o No. 3 in U.S. bank branches
    o No. 4 bank-owned mutual fund complex, by assets

    Executive Management Team
Wachovia and First Union also have designated the other key members of the new company's senior management team:

Robert P. Kelly, executive vice president and chief financial officer of First Union, will become chief financial officer;
Donald K. Truslow, senior executive vice president and chief risk officer of Wachovia, will become chief risk management officer;
Benjamin P. Jenkins III, vice chairman of First Union, will head General
Banking;
Stanhope A. Kelly, senior executive vice president of Wachovia, will head Wealth Management;
Donald A. McMullen Jr., vice chairman of First Union, will head Brokerage and Asset Management;
W. Barnes Hauptfuhrer and Stephen E. Cummings, managing directors of First Union, will co-head Corporate and Investment Banking;
Paul G. George, executive vice president of Wachovia, will head Human Resources; Jean E. Davis, senior executive vice president of Wachovia, will head Operations and Technology;
Mark C. Treanor, executive vice president, secretary and general counsel of First Union, will head Legal Affairs;
Robert S. McCoy Jr., vice chairman and chief financial officer of Wachovia, and David M. Carroll, executive vice president of First Union, will head the merger integration team.

    Leadership for General Bank
Jim Cherry, Wachovia's current Virginia CEO, will head an expanded Mid-Atlantic Region, which includes Maryland, Virginia and Washington, D.C., with headquarters in Richmond.
Will Spence, the current Wachovia CEO of the Carolinas, will lead the North Carolina and South Carolina Region from the headquarters in Winston-Salem.
Gary Thompson, Wachovia's current state CEO of Georgia, will continue to lead the Georgia Region, with headquarters in Atlanta.
Reggie Davis of First Union will continue to lead the Atlantic Region, which is made up of Connecticut, New York and New Jersey, with headquarters in Summit, N.J.
Bob Helms of First Union will continue in his role as head of the Florida Region, headquartered in Jacksonville.
Bob Reid of First Union will continue to lead the PennDel Region with headquarters in Philadelphia.

                 Wachovia At Work Opens First Financial Center
                     at WorldCom's Northern Virginia Campus

[photo appears here of financial center interior]

The new financial center in WorldCom's Northern Virginia campus was designed to be comfortable and inviting -- a place that reflects Wachovia's brand strategy of building relationships.

    Wachovia At Work has opened its first financial center inside the WorldCom operations center in Northern Virginia. The financial center is located on the second floor of the building, which stretches a half mile and houses nearly 5,000 employees.
    The opening in February was the result of an idea presented to WorldCom officials by Robert Copeland, manager of Worksite Services, about a year ago.
    "We really have a compelling story to tell in the Wachovia At Work program," Copeland said. "WorldCom was eager to have us establish the financial center and offer a full array of financial benefits and expertise to its employees in the convenience of their own building. This financial center enables WorldCom to offer greater value to its employees and gives Wachovia exclusive access to a large and attractive consumer base in one of the best markets in the country."
    The Metro Washington region is one of the fastest growing markets in the country and is home to some of the technology industry's biggest names. The consumer market also is attractive due to its significant concentration of affluent households.
    David Pope, regional executive for Wachovia's Metro Washington Region, said that the financial center could serve as a prototype for future opportunities with area companies.
    "WorldCom has nearly 5,000 employees in the building and expects to add and relocate an additional 3,000 to 4,000 employees to the facility in the next two years," Pope said. "That's about the population of my hometown, and Wachovia is the only bank in what essentially is a small town. The financial center is located at the epicenter of the building and receives a great deal of traffic throughout the day."
    The design of the financial center was led by Ellen Bradley in Marketing. Bradley said that the space was designed to help change people's perception of Wachovia.
    "People have preconceptions about banks and how they are supposed to look," she said. "We designed the space to reach beyond those preconceptions and change the customer's experience. We want people to think of Wachovia as a financial adviser. To help foster that perception, we created an environment that is warm and welcoming - a place where people feel comfortable coming to seek advice and ask questions. This approach reinforces Wachovia's brand strategy and relationship approach."
    The financial center is accessible 24-hours-a-day, 7-days-a-week and features two ATMs, an interactive PC, phone kiosk, consultation room, lounge area and benefits information center. The financial center also is staffed Monday through Friday, 9 a.m. to 5 p.m., by Lori Davis, Worksite Services sales manager. With the assistance of product specialists, Davis plans to hold educational seminars once a month to provide WorldCom employees information on such topics as mortgage loans, investing and wealth management.
     "In the first two weeks, we met with more than 800 WorldCom employees through seminars and individual consultations," Davis said. "Employees seem to really appreciate the service and the convenience of our being on site. Traffic is a significant problem in this area. Giving these employees a quick and efficient method to do their banking enables them to spend more time with their families and less time on the road. That's delivering real value." WN

                       Save $21 on Admission to Carowinds

                         [Carowinds logo appears here]

    Wachovians can save $21 on the price of admission to Carowinds this summer during Wachovia Days from June 1 to June 30. Tickets must be purchased in advance and are available at $17.99 instead of the regular $38.99. Children age 2 and under are admitted free.
    This year Wachovians will receive four coupons with the purchase of their admission tickets. The coupons will offer $2 off parking, 20 percent off a t-shirt in any Paramount Premiers store, buy one game get one free at specified locations and a $1.99 souvenir cup with $1.99 refills.
    Carowinds has added several new attractions for 2001 - the Scooby-Doo's Haunted Mansion interactive ride, the Pipeline Peak tube slides at the park's 12-acre water park and the 7th Portal 3-D simulation featuring an action adventure with Spider-Man and the X-Men.
    Tickets, which may be used once anytime during Wachovia Days, will be sold in advance at 12 locations and by phone and fax beginning May 1. See the Discounts section under the Work/Life channel on WNFO for more information about ticket sales at Wachovia locations. Only cash and checks will be accepted at these locations.
    Phone and fax orders may be placed from 9 a.m. to 5 p.m., May 1 to May 25 by using any VISA, MasterCard, Discover or American Express credit card. To order by phone, call 1-800-888-4386, press option 1 for an information specialist and say that you wish to order tickets for Wachovia Employee Days. Tickets will be mailed to you promptly after your order is processed. To order by fax, print the fax order form from the WNFO~article posted on the Discount section of the Work/Life channel on WNFO. Complete the form and fax it to Paramount's Carowinds at (704) 587-9034. Phone and fax orders placed after May 25 will include a $6 handling fee per order. The last day to place a Wachovia Day ticket order is Sunday, June 17.
    Last year more than 7,600 tickets were sold for Wachovia Days. For more information about Paramount's Carowinds, visit the park's
Web site at www.carowinds.com. WN

                        See WNFO for upcoming discount to
                           Paramount's Kings Dominion

    Stockholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about First Union and Wachovia, without charge, at the SEC's Internet site (http://www.sec.gov).
    Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus also can be obtained, without charge, by directing a request to First Union, Investor Relations, 704-374-6782, or to Wachovia, Investor Relations, 888-492-6397. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interest, by security holdings or otherwise, is contained in the materials filed with the SEC by each of First Union and Wachovia on April 16, 2001.

Wachovia News    Volume 13, No.4
A publication for Wachovia employees and retirees

Published monthly by Corporate Communications for employees, retirees and directors of Wachovia Corporation and its member companies.
(C)Wachovia Corporation 2001

Submissions or requests for articles should be made by the 15th day of the month prior to publication.
Editorial Offices: (336) 732-5092
Corporate Communications, Mail Code NC-37283
Wachovia Corporation
100 North Main Street
Winston-Salem, N.C. 27101

--------------------------------------------------------------------------------
Corporate Communications Manager:                                        Editor:
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Greer Cawood                                                       Paul Grantham
                                              e-mail: paul.grantham@wachovia.com

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Contributing Writers:                                             Support staff:
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Ed Hutchins, Paul Grantham                                         Sheila Burns,
                                                       Naomi Kountz, Denise Roop

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Layout & Design:                                                       Printing:
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Paul Grantham                                                  Progress Printing


                    Wachovia, An Equal Opportunity Employer.

                                                               Z 50002-00(04/01)